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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
Registration Statement
under
THE SECURITIES ACT OF 1933

RUSS BERRIE AND COMPANY, INC.
(Exact name of registrant as specified in its charter)

New Jersey	22-1815337
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

111 Bauer Drive
Oakland, New Jersey 07436
(201) 337-9000

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

RUSS BERRIE AND COMPANY, INC.
EXECUTIVE DEFERRED COMPENSATION PLAN
(Full title of the plan)

RUSSELL BERRIE
Chairman and Chief Executive Officer
Russ Berrie and Company, Inc.
111 Bauer Drive
Oakland, New Jersey 07436
(201) 337-9000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

JOEL I. GREENBERG, ESQ.
Kaye Scholer, LLP
425 Park Avenue
New York, New York 10022
(212) 836-8000

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price(2)	Amount of registration fee

Deferred Compensation Obligations(1)	$3,000,000	100%	$3,000,000	$717

(1)
The deferred Compensation Obligations are unsecured obligations of Russ Berrie and Company, Inc. to pay deferred compensation in the future in accordance with the terms of the Russ Berrie and Company, Inc. Executive Deferred Compensation Plan.

(2)
Estimated solely for the purpose of determining the registration fee.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

    The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participating employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended. Such documents and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

    The following documents, or portions thereof, filed with the Securities and Exchange Commission (the "Commission") are incorporated herein by reference:

  1.
  Russ Berrie and Company, Inc.'s (the "Company") Annual Report on Form 10-K for the year ended December 31, 2000.

  2.
  The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001.

  3.
  The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2001.

  4.
  The Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2001.

    All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of the offering of the securities registered pursuant to this Registration Statement shall be deemed to be incorporated by reference into this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

    On December 6, 2001, the Company announced that the United States District Court, District of New Jersey, had issued a preliminary injunction in the previously disclosed action by Dam Things from Denmark (a/k/a Troll Company ApS) against the Company. The preliminary injunction, issued December 3, 2001, enjoins the Company from selling its current troll doll inventory after March 29, 2002, as such date has been mutually extended by the parties. The court issued this injunction despite the Company having been issued fifteen copyright registrations relating to its troll products from the United States Copyright Office. The Company believes it has substantial defenses to the allegations raised by Dam Things and has been granted expedited appeal from the District Court's injunctive order. The Company has been selling trolls for over thirty years. In 2001, the sale of troll products has represented less than one half of one percent of the Company's net sales. The Company does not believe that the ultimate resolution of this action will have a material adverse impact on the financial condition of the Company.

ITEM 4. DESCRIPTION OF SECURITIES.

    Under the Russ Berrie and Company, Inc. Executive Deferred Compensation Plan (the "Plan"), the Company will provide eligible employees the opportunity to agree to the deferral of a specified percentage of their cash compensation. The obligations of the Company under such agreements (the

"Obligations") will be unsecured general obligations of the Company to pay the deferred compensation in the future in accordance with the terms of the Plan, and will rank pari passu with other unsecured and unsubordinated indebtedness of the Company from time to time outstanding.

    The amount of compensation to be deferred by each participating employee (each a "Participant") will be determined in accordance with the Plan based on elections by each Participant. Each Obligation will be payable on a date selected by each Participant in accordance with the terms of the Plan. The Obligations will be indexed to one or more Earnings Indexes (as defined in the Prospectus) individually chosen by each Participant from a list of investment choices. Each Participant's Obligation will be adjusted to reflect the investment experience, whether positive or negative, of the selected Earnings Indexes, including any appreciation or depreciation. The Obligations will be denominated and be payable in United States dollars.

    A Participant's right or the right of any other person to the Obligations cannot be assigned, alienated, sold, garnished, transferred, pledged, or encumbered except by a written designation of a beneficiary under the Plan, by written will, or by the laws of descent and distribution.

    The Obligations are not subject to redemption, in whole or in part, prior to the individual payment dates specified by each Participant, at the option of the Company or through operation of a mandatory or optional sinking fund or analogous provision. Participants may request payment as described under the Distributions section of the Prospectus. However, the Company reserves the right to amend or terminate the Plan at any time, except that no such amendment or termination shall adversely affect the right of the Participant to the balance of his or her deferred account as of the date of such amendment or termination.

    The Obligations are not convertible into another security of the Company. The Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Company. Each Participant will be responsible for acting independently with respect to, among other things, the giving of notices, responding to any requests for consents, waivers or amendments pertaining to the Obligations, enforcing covenants and taking action upon default.

ITEM 5. INTERESTS OF EXPERTS AND COUNSEL.

    None.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 14A:3-5 of the Business Corporation Act of the State of New Jersey (the "Statute") permits a corporation to indemnify its present and former directors, officers, employees and certain agents (each, a "Corporate Agent") against expenses (including attorneys' fees), judgments, fines, penalties and settlements paid or incurred by them in connection with any action, suit or proceeding brought by third parties, if such Corporate Agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses, and only with respect to a matter as to which the defendant Corporate Agent shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. No indemnification shall be made if such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Superior Court of the State of New Jersey or the court in which such action, suit or proceeding was brought determines upon application that the defendant Corporate Agent is fairly and reasonably entitled to indemnity for such expenses as the Superior Court or such other court deems proper. In any case, a corporation must indemnify a Corporate Agent against expenses (including attorneys' fees) to the extent that he has been successful on the merits or otherwise or in defense of any claim or issue. Expenses incurred by a Corporate Agent in connection with a proceeding may be paid by the Company in advance of the final disposition of the proceeding as authorized by the board of directors upon receipt of an undertaking by or on behalf of the Corporate Agent to repay such amounts if it shall ultimately be determined that he is not entitled to be indemnified as provided in the Statute. The Company's certificate of incorporation provides for indemnification of directors and officers to the full extent permitted by these provisions. The Company maintains an insurance policy insuring its directors and officers against certain liabilities incurred in those capacities, including liabilities which may be incurred under the Securities Act of 1933, as amended (the "Securities Act").

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

    Not Applicable.

ITEM 8. EXHIBITS.

5.1	Opinion of Messrs. Kaye Scholer, LLP.
10.1	Russ Berrie and Company, Inc. Executive Deferred Compensation Plan
10.2	Russ Berrie and Company, Inc. Executive Deferred Compensation Plan 2002 Overview/Prospectus.
23.1	Consent of Independent Accountants—Arthur Andersen LLP.
23.2	Consent of Messrs. Kaye Scholer, LLP. Contained in such firm's opinion filed as Exhibit 5.1 hereto.
24.	Power of Attorney of Directors included on the signature page.

ITEM 9. UNDERTAKINGS.

    The undersigned registrant hereby undertakes:

    (a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

       (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) That, for the purpose of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering hereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referred to in Item 6 of this registration statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oakland and State of New Jersey on the 3rd day of January, 2002.

RUSS BERRIE AND COMPANY, INC.
By:	/s/ RUSSELL BERRIE Russell Berrie (Chairman, Chief Executive Officer and Director)

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby authorizes each of Russell Berrie, Arnold S. Bloom and John D. Wille as attorney-in-fact, to sign and file on his behalf, individually and in each capacity stated below, and pre-effective or post-effective amendment hereto.

By:	/s/ Russell Berrie Russell Berrie Dated: 12/31/01	Chairman, Chief Executive Officer and Director
By:	/s/ Arnold S. Bloom Arnold S. Bloom Dated: 12/31/01	Vice President, General Counsel And Secretary
By:	/s/ John D. Wille John D. Wille Dated: 12/31/01	Vice President and Chief Financial Officer
By:	Angelica Berrie Dated:	Director
By:	/s/ Raphael Benaroya Raphael Benaroya Dated: 12/31/01	Director
By:	/s/ Carl Epstein Carl Epstein Dated: 12/28/01	Director
By:	Ilan Kaufthal Dated:	Director
By:	/s/ Charles Klatskin Charles Klatskin Dated: 1/2/02	Director
By:	Joseph Kling Dated:	Director
By:	/s/ Willian A. Landman Willian A. Landman Dated: 12/31/01	Director
By:	Sidney Slauson Dated:	Director
By:	/s/ Benjamin J. Sottile Benjamin J. Sottile Dated: 12/31/01	Director
By:	/s/ Josh S. Weston Josh S. Weston Dated:1/2/02	Director

Exhibit Index

Exhibit No.	Description
5.1	Opinion of Messrs. Kaye Scholer, LLP.
10.1	Russ Berrie and Company, Inc. Executive Deferred Compensation Plan
10.2	Russ Berrie and Company, Inc. Executive Deferred Compensation Plan 2002 Overview/Prospectus.
23.1	Consent of Independent Accountants—Arthur Andersen LLP.

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PART I INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
  ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.
  ITEM 4. DESCRIPTION OF SECURITIES.
  ITEM 5. INTERESTS OF EXPERTS AND COUNSEL.
  ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
  ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.
  ITEM 8. EXHIBITS.
  ITEM 9. UNDERTAKINGS.
SIGNATURES
Exhibit Index